Exhibit 4.5

[FORM OF $1,000,000,000 7.000% FIXED RATE RESETTING PERPETUAL SUBORDINATED DEBT SECURITIES]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERENCED AND REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THIS SECURITY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE. TRANSFER OF A PORTION OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE. IN THE EVENT THAT THIS GLOBAL SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, ALL SUCH INDIVIDUAL SECURITIES IN THE FORM OF DEFINITIVE CERTIFICATES SHALL CONTAIN THE BELOW LEGEND WITH RESPECT TO JAPANESE TAXATION.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO NOMURA HOLDINGS, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

INTEREST PAYMENTS ON THIS SECURITY WILL BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION AS DESCRIBED IN ARTICLE 6, PARAGRAPH 11 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, FINANCIAL INSTITUTION, FINANCIAL INSTRUMENTS BUSINESS OPERATOR OR CERTAIN OTHER ENTITY WHICH HAS RECEIVED SUCH PAYMENTS THROUGH A JAPANESE PAYMENT HANDLING AGENT, AS PROVIDED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT, IN COMPLIANCE WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY (EXCEPT FOR THE JAPANESE DESIGNATED FINANCIAL INSTITUTION AND THE JAPANESE PUBLIC CORPORATION, FINANCIAL INSTITUTION, FINANCIAL INSTRUMENTS BUSINESS OPERATOR AND CERTAIN OTHER ENTITY DESCRIBED IN THE PRECEDING PARAGRAPH) WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% OF THE AMOUNT OF SUCH INTEREST.

NOMURA HOLDINGS, INC.

GLOBAL SECURITY

7.000% Fixed Rate Resetting Perpetual Subordinated Debt Securities

No. [ ]	CUSIP No.: 65535HCC1
ISIN No.: US65535HCC16
Common Code: 310641774
$[ ]

NOMURA HOLDINGS, INC., a joint stock corporation incorporated with limited liability under the laws of Japan (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $[ ] (the “Principal”) and to pay interest thereon from July 1, 2025 or from the most recent interest payment date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on January 15 and July 15 in each year (each, an “Initial Fixed Rate Interest Payment Date”) commencing January 15, 2026, during an initial fixed rate period (as defined below) at an initial fixed rate per annum of 7.000%. The interest rate for this Security will be reset to the applicable Reset Fixed Rate (as defined below) on January 15, 2031 and each fifth-year anniversary thereafter (each a “Reset Date”). During each reset fixed rate period (as defined below), this Security will bear interest at a fixed per annum rate (the “Reset Fixed Rate”) equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the applicable Reset Determination Date (as defined below) plus 3.084%, payable semi-annually in arrears on January 15 and July 15 of each year (each such interest payment date, a “Reset Fixed Rate Interest Payment Date”), with the first payment of interest at such Reset Fixed Rate to be made on July 15 following the Reset Date and the last payment of interest at such Reset Fixed Rate to be made on the next following Reset Date, all subject to and in accordance with the terms of the Indenture referred to herein.

The “initial fixed rate period” is from, and including, the issue date of this Security to, but excluding, the first Reset Date. The “reset fixed rate period” is from, and including, each Reset Date to, but excluding, the next following Reset Date. An “interest payment date” is each Initial Fixed Rate Interest Payment Date and each Reset Fixed Rate Interest Payment Date, as applicable. An “interest period” is each period from, and including, the issue date of the Securities to, and excluding, the first interest payment date and from, and including, each interest payment date to, and excluding, the next following interest payment date, as applicable.

As further described on the reverse of this Security, on each Reset Determination Date, the Calculation Agent will calculate the Reset Fixed Rate and the U.S. Treasury Rate in respect of each reset fixed rate period as soon as practicable after 5:00 p.m. (New York City time).

Notwithstanding anything to the contrary contained in the terms of this Security and the Indenture, any interest payments shall be subject to the Going Concern Write-Down provisions, the Write-Down and Cancellation provisions, the Write-Up provisions, the cancellation of interest payment provisions and the subordination provisions, each as provided in the terms of this Security and the Indenture. If one or more Capital Ratio Event(s) or a Write-Up Date (each as defined below) occurs during an interest period, the amount of interest shall be calculated as described in the Indenture.

The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as at 5:00 p.m. (New York time) on the day five Business Days immediately preceding such interest payment date. If and to the extent the Company shall default in the payment of the interest due on such interest payment date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date, which shall be not less than five Business Days prior to the payment of such defaulted interest, established by notice given by mail or in accordance with clearing system procedures by or on behalf of the Company to the Holder of this Security not less than 15 days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on this Security will be computed on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upward). In any case where the date of payment of interest is not a Business Day (as defined below), the payment of interest may be made on the next succeeding Business Day with the same force and effect as if made on such date of payment of interest, and no interest shall accrue for the period from and after such date of payment of interest due to such postponement. Postponement of this kind will not result in a default or breach under this Security. Interest on this Security will be paid on the relevant interest payment date to the Holders of record as at 5:00 p.m. (New York City time) on the day five Business Days immediately preceding such interest payment date. The term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, London or Tokyo are authorized or obligated by law, regulation or executive order to close.

The principal of, and interest and Additional Amounts (as defined below) on, this Security will be payable in U.S. dollars. The Company will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Company will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depositary, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred to herein.

The Securities (as defined below) constitute perpetual, direct and unsecured obligations of the Company that are conditional and subordinated, as provided in Article 12 of the Indenture and the reverse of this Security, and will at all times rank pari passu and without any preference among themselves. As provided in Article 12 of the Indenture, upon the occurrence of a Liquidation Event (as defined below), the Securities (i) will be subordinated to all of the existing and future Senior Indebtedness (as defined below) (which includes dated subordinated debt of the Company), (ii) will rank pari passu with all of the existing and future Liquidation Parity Liabilities (as defined below) and (iii) will rank senior to all of the existing and future Liquidation Junior Liabilities; provided, however, that the Securities will be subject to a Going Concern Write-Down (as defined below) and a Write-Down and Cancellation (as defined below) upon the occurrence of a Non-Viability Event (as defined below), Bankruptcy Event (as defined below) or Capital Ratio Event, as provided in Articles 13 and 14 of the Indenture.

Notwithstanding such ranking of the Securities, the Securities issued pursuant to the Indenture are subject to a Going Concern Write-Down and a Write-Down and Cancellation under Articles 13 and 14 of the Indenture.

This Security is not redeemable, except as set forth in the Indenture and on the reverse of this Security, will be subject to a full or partial write-down upon the occurrence of certain events, as set forth in the Indenture and on the reverse of this Security, and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, by Citibank, N.A., London Branch, as authenticating agent, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized signatory.

NOMURA HOLDINGS, INC.

By:
Name:	Kentaro Okuda
Title:	Representative Executive Officer, President and Group Chief Executive Officer

[Signature Page to Fixed Rate Resetting Perpetual Subordinated Global Debt Security]

Certificate of Authentication

This is one of the series designated herein and referred to in the within-mentioned Indenture.

Date:

CITIBANK, N.A., LONDON BRANCH
as Authenticating Agent

By:
Name:
Title:

[Signature Page to Fixed Rate Resetting Perpetual Subordinated Global Debt Security]

REVERSE OF SECURITY

NOMURA HOLDINGS, INC.

$1,000,000,000 7.000% FIXED RATE RESETTING PERPETUAL SUBORDINATED DEBT SECURITIES

This Security is one of a duly authorized issue of unsecured debentures, securities or other evidences of indebtedness of Nomura Holdings, Inc., a joint stock corporation incorporated with limited liability under the laws of Japan (herein called the “Company”, which term includes any successor person under the Indenture hereinafter referred), designated as its $1,000,000,000 7.000% Fixed Rate Resetting Perpetual Subordinated Debt Securities (herein called the “Securities”), issued under and pursuant to a subordinated indenture dated as of July 1, 2025 (hereinafter called the “Indenture”), between the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Calculation Agent, the Company and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, stated maturity (if any), interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. dollars to a bank account in New York City designated by the Holder of this Registered Global Security. Otherwise, (i) the principal amount of the Securities will be payable by check, drawn on a bank in New York City, upon the presentation and surrender of the Securities at the Specified Corporate Trust Office of the Trustee or at any office or agency maintained by the Company for such purpose and (ii) interest on the Securities will be payable by wire transfer or check, drawn on a bank in New York City, mailed to the persons in whose names the Securities are registered as of 5:00 p.m. (New York time) on the fifth Business Day immediately preceding the applicable interest payment date (or the subsequent record date in the case of a defaulted interest payment) at the addresses of such persons as shall appear in the Security register of the Company; provided, however, that at the option of a Holder in whose name at least $1,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by electronic funds transfer of immediately available funds to a U.S. dollar account maintained by the payee, provided such registered Holder so elects by giving written notice to the Trustee designating such account, no later than fifteen days immediately preceding the relevant date for payment (or such other date as the Trustee may accept in its discretion).

Calculation and Notification of Interest

The Reset Fixed Rate and the U.S. Treasury Rate in respect of each reset fixed rate period shall be determined by the Calculation Agent as soon as practicable after 5:00 p.m. (New York City time) on the Reset Determination Date.

“U.S. Treasury Rate” means, with respect to a reset fixed rate period, the rate per annum equal to:

(1)

the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of five years (“Yields”) for the five consecutive New York business days immediately prior to the Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant New York business day, then the arithmetic average will be determined based on the Yields for the remaining New York business days during the five New York business day period described above (provided further that if the Yield is available for only a single New York business day during such five New York business day period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or

(2)

if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least a single New York business day during the five New York business day period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a yield for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Yield (as defined below) as of the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the last reported Yield, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) last published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date.

“Comparable Treasury Issue” means, with respect to a reset fixed rate period, the U.S. Treasury security that is selected by the Company (and notified in writing to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the Reset Date immediately after the last day of the reset fixed rate period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of five years; provided, however, that the selection of the Comparable Treasury Issue shall be at our sole discretion and judgement, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the holders of the Securities.

“Comparable Treasury Yield” means, with respect to a Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“Reference Treasury Dealer” means each of up to five banks selected by us (and notified in writing to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at our sole discretion and judgement, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the holders of the Securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and a Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the yield quoted to us (and notified in writing to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means, with respect to a reset fixed rate period, the second Business Day immediately preceding the Reset Date falling on the first day of the reset fixed rate period.

The Calculation Agent will, as soon as practicable after the determination of the Reset Fixed Rate on the Securities, calculate the amount of interest (the “Interest Amount”) for each interest period during the reset fixed rate period during which such Reset Fixed Rate will apply.

All determinations, calculations and quotations made or obtained for the purposes of calculating the Reset Fixed Rate and the Interest Amount, whether by the Company, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Company, the Trustee, the Calculation Agent, the paying agent and the Holders of this Security.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upward (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upward).

The Reset Fixed Rate on this Security during any reset fixed rate period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Fixed Rate, the Interest Amount for each interest period during the reset fixed rate period during which such Reset Fixed Rate will apply, and the Reset Fixed Rate Interest Payment Date in relation to each such interest period to be notified to the Company, the Trustee, the paying agent and DTC, and upon receipt of such notice, such information will be notified or published by the Company to the Holders of this Security through DTC or through another reasonable manner as soon as possible after the Calculation Agent’s determination.

If at any time any Capital Ratio Event or Write-Up Date occurs during an interest period, and the Interest Amount for any interest period is required to be amended from the Interest Amount previously calculated pursuant to the terms of this Security, upon written notice to the Calculation Agent by the Company, the Calculation Agent will, as soon as practicable, recalculate and amend the Interest Amount for each relevant interest period, and cause the amended Interest Amount for the relevant interest period and the relevant interest payment date in relation to each such relevant interest period to be notified to the Company, the Trustee, the paying agent and DTC, and upon receipt of such notice, such information will be notified or published by the Company to the Holders of this Security through DTC or through another reasonable manner.

Subject to and in accordance with its appointment and acceptance of such appointment under the calculation agency agreement dated July 1, 2025 between the Company and Citibank, N.A., London Branch (the “Calculation Agency Agreement”), Citibank, N.A., London Branch, will serve as calculation agent (in such capacity together with any successor, the “Calculation Agent”) for the Securities. The Calculation Agent’s determination of the Reset Fixed Rate and the U.S. Treasury Rate in respect of each reset fixed rate period and its calculation of the applicable interest rate for each interest period will be conclusive and binding on the Company and the Holders of the Securities absent manifest error. Upon written request, the Calculation Agent will make available the interest rates for current (once determined) and preceding interest periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Securities are held in global form. Each holder of the Securities agrees (i) that none of the Trustee, the Calculation Agent, the paying agent, the registrar, the authenticating agent, nor the transfer agent shall have any duty or liability in connection with the determination of any Capital Ratio Event or Write-Up Date and (ii) to waive any and all claims arising out of such matters against such persons. The Company has the right to remove the Calculation Agent at any time, which removal will take effect on the date of the appointment by the Company of a successor Calculation Agent. The Calculation Agent may resign at any time by giving not less than sixty (60) days prior written notice thereof to the Company. Upon such removal or resignation, a successor Calculation Agent will be appointed pursuant to the terms of the Calculation Agency Agreement.

Subordination

The rights of the Holders of the Securities will be subordinated in right of payment to all Senior Indebtedness upon the occurrence of a Liquidation Event. If a Liquidation Event has occurred, and so long as any such Liquidation Event shall continue, each Holder of Securities will only have a Liquidation Claim (as defined below). For so long as such Liquidation Event continues, no payments in respect of a Liquidation Claim shall be made unless and until the Condition for Liquidation Payment (as defined below) shall have been met. Payments made in respect of a Liquidation Claim shall not exceed the applicable Liquidation Distributable Amount (as defined below). Notwithstanding the ranking of this Security as described herein, at any time prior to the payment of Liquidation Claims in accordance with the subordination provisions of this Security, Liquidation Claims shall be subject to a Going Concern Write-Down or a Write-Down and Cancellation upon the occurrence of a Capital Ratio Event, a Non-Viability Event or a Bankruptcy Event, as the case may be. In particular, if a Non-Viability Event or a Bankruptcy Event occurs, the Company expects that a Write-Down and Cancellation would take place before the treatment of the Company’s remaining indebtedness or other securities without similar write-down features is determined.

“Senior Indebtedness” means all liabilities (including the Company’s liabilities under dated subordinated debt) other than (i) the Company’s liabilities under the Securities (except for liabilities which have become due and payable on or before the date of the occurrence of a Liquidation Event and remain unpaid), (ii) Liquidation Parity Liabilities and (iii) Liquidation Junior Liabilities (as defined below).

“Liquidation Event” means the commencement of a liquidation proceeding (seisan) (excluding a special liquidation proceeding (tokubetsu seisan) under the Companies Act) by or with respect to the Company under the Companies Act.

“Liquidation Parity Liabilities” mean any liabilities of the Company that rank, or are expressed to rank, effectively pari passu as to liquidation distributions with liabilities of the Company under this Security (which may include any existing or future Additional Tier 1 Liabilities) (except for such liabilities that have become due and payable on or before the date of the occurrence of a Liquidation Event and remain unpaid).

“Liquidation Junior Liabilities” mean the Company’s liabilities that rank, or are expressed to rank, effectively subordinate in priority of payment as to liquidation distributions to the Company’s liabilities under this Security but excluding such liabilities that have become due and payable on or before the date of the occurrence of a Liquidation Event and remain unpaid.

“Liquidation Claim” means the claim of each Holder of this Security then outstanding in a liquidation proceeding (seisan) (excluding a special liquidation proceeding (tokubetsu seisan)) with respect to the Company, in an amount equal to the Current Principal Amount (as defined below) of this Security held by such Holder on the date on which such claim becomes due and payable pursuant to the subordination provisions as provided in Article 12 of the Indenture, plus any accrued and unpaid interest thereon to, but excluding, the date on which the Liquidation Event occurs (unless cancelled in accordance with the terms set forth in Article 3 of the Indenture) and any Additional Amounts, if any, excluding any amounts that have become due and payable on or before the date of the occurrence of a Liquidation Event and remain unpaid.

“Condition for Liquidation Payment” means, upon the occurrence and continuation of a Liquidation Event, all Senior Indebtedness held by the Company’s creditors entitled to payment or satisfaction prior to commencement of distribution of residual assets to the Company’s shareholders is paid in full or otherwise satisfied in full in the liquidation proceeding (seisan) pursuant to the Companies Act.

“Liquidation Distributable Amount” means the amount of liquidation distributions that would have been paid from the Company’s assets in respect of a Liquidation Claim, assuming that (i) all Liquidation Claims and all Liquidation Parity Liabilities had been Senior Liquidation Preferred Shares (as defined below), and (ii) all Liquidation Junior Liabilities had been the Company’s preferred shares other than the Senior Liquidation Preferred Shares.

For the purposes of the calculation of the Liquidation Distributable Amount, the amount of Liquidation Claims and the amount of principal amount, accrued and unpaid interest and Additional Amounts in respect of any Liquidation Parity Liabilities and Liquidation Junior Liabilities that are not denominated in Japanese yen shall be calculated in Japanese yen, and the Liquidation Distributable Amount payable in respect of a Liquidation Claim upon the satisfaction of the Condition for Liquidation Payment (if any) shall be initially calculated in Japanese yen and converted into U.S. dollars, each in a manner that the Company deems appropriate pursuant to applicable Japanese law.

“Senior Liquidation Preferred Shares” mean the Company’s preferred shares ranked at the relevant time most senior in priority of payment as to liquidation distributions.

The relative rankings and payment of the Liquidation Claims and other claims against the Company in any liquidation proceeding (seisan) in respect of the Company are in all events subject to the provisions of the Companies Act, which prohibit distribution of residual assets to the Company’s shareholders prior to payment or satisfaction of all of the Company’s then outstanding debts, including the Liquidation Claims to the extent not written down or cancelled pursuant to the going concern, non-viability and bankruptcy write-down provisions, the interest cancellation provisions, and subject to the subordination provisions, each described herein.

Notwithstanding this Security being stated to rank ahead of certain preferred stock and common stock of the Company as described above, this Security is subject to a Going Concern Write-Down and a Write-Down and Cancellation, as provided in Articles 13 and 14 of the Indenture.

The Company shall make no amendment or modification to the subordination provisions contained in the Indenture that is prejudicial to any present or future creditor in respect of any Senior Indebtedness. No such amendment or modification shall in any event be effective against any such creditor.

Each Holder of this Security, by subscribing for, purchasing or otherwise acquiring this Security, agrees that if any payment of principal or interest in respect of the subordinated debt securities is made to such Holder after the occurrence of a Liquidation Event and the amount of such payment exceeds the amount, if any, that should have been paid to such Holder upon the proper application of the subordination provisions of this Security, the payment of such excess amount is deemed null and void, and such Holder or the Trustee or paying agent (to the extent it has not paid such amount to any Holder) (as the case may be) is obliged to return the amount of the excess payment within ten days after receiving notice of the excess payment, and also agrees that, upon the occurrence of a Liquidation Event and for so long as such Liquidation Event continues, the Company’s liabilities to such Holder which would otherwise become so payable on or after the date on which such Liquidation Event occurs will not be set off against any liabilities of such Holder owed to the Company unless, until and only in such amount as the Company’s liabilities under the Securities become payable pursuant to the proper application of the subordination provisions of this Security.

Write-Downs and Write-Ups

Write-Down upon a Capital Ratio Event (Going Concern Write-Down)

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Capital Ratio Event until the relevant Going Concern Write-Down Date (as defined below), no Current Principal Amount of, or interest on, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to the Current Principal Amount, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Capital Ratio Event and remain unpaid) shall thereafter become due to the extent equal to the sum of (A) the relevant Going Concern Write-Down Amount (as defined below) and (B) the amount of interest applicable to such relevant Going Concern Write-Down Amount. Furthermore, the Company’s obligations with respect to the payment of the Current Principal Amount of, or interest on, the Securities (including Additional Amounts with respect thereto, if any) and any claims therefor (other than with respect to the Current Principal Amount, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Capital Ratio Event and remain unpaid) will be suspended to the extent equal to the sum of (A) the relevant Going Concern Write-Down Amount from the occurrence of the Capital Ratio Event until the relevant Going Concern Write-Down Date and (B) the amount of interest applicable to such relevant Going Concern Write-Down Amount.

On a Going Concern Write-Down Date:

(i)

the Current Principal Amount of the Securities, except for principal that has become due and payable on or before the date of the occurrence of the Capital Ratio Event and remain unpaid, will be written down by an amount equal to the relevant Going Concern Write-Down Amount, the interest on the Securities (including Additional Amounts with respect thereto, if any) will be written down by an amount equal to the interest on the relevant Going Concern Write-Down Amount, and the Company shall be discharged and released from any and all of its obligations to pay the Current Principal Amount of the Securities in an amount equal to the relevant Going Concern Write-Down Amount and the interest on the Securities (including Additional Amounts with respect thereto, if any) in an amount equal to the interest on the relevant Going Concern Write-Down Amount (including Additional Amounts with respect thereto, if any);

(ii)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or the Current Principal Amount of the Securities and (B) any Additional Amounts, in each case, if and only to the extent that such interest, the Current Principal Amount, or Additional Amounts, as applicable, has become due and payable to the Holders of such Securities on or before the date of the occurrence of the Capital Ratio Event and remain unpaid; and

(iii)

the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company, the Trustee or any agent with respect to, and cannot instruct the Trustee to enforce, the payment of the Current Principal Amount of the Securities to the extent of the relevant Going Concern Write-Down Amount or interest on the relevant Going Concern Write-Down Amount (including Additional Amounts with respect thereto, if any), except as described in paragraph (ii) above.

The events described in paragraphs (i) through (iii) are referred to as a “Going Concern Write-Down.”

A Capital Ratio Event may occur on any number of occasions and, accordingly, the Securities may be written down on any number of occasions. For the avoidance of doubt, the Current Principal Amount of the Securities may never be reduced to below one cent per $1,000 in Original Principal Amount (as defined below) as a result of any Going-Concern Write-Down.

Except for claims with respect to payments of the Current Principal Amount of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable on or before the date of the occurrence of a Capital Ratio Event and remain unpaid, as described above, upon the occurrence of the Capital Ratio Event, (a) the Holders of the Securities shall have no rights whatsoever under the Indenture or the Securities to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any Holder in such instruction or related to such instruction, any instruction previously given to the Trustee by any Holder shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and each Holder of Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder will be entitled to make any claim in any bankruptcy, insolvency, civil rehabilitation, corporate reorganization or liquidation proceedings involving the Company or have any ability to initiate or participate in any such proceedings or do so through a representative, in each case, to the extent such right, instruction, exercise, claim or pleading pertains to the Current Principal Amount of the Securities that has been or will be subject to the relevant Going Concern Write-Down as a result of such Capital Ratio Event having occurred, or interest thereon (including Additional Amounts with respect thereto, if any), unless such the Current Principal Amount has been reinstated, as provided in Article 14 of the Indenture.

The Company will endeavor, as soon as practicable after the occurrence of a Capital Ratio Event, to deliver a written notice (a “Going Concern Write-Down Notice”) to the Holders of the Securities, the Trustee and the paying agent in accordance with the terms of the Indenture, confirming, among other things, the occurrence of such Capital Ratio Event, the relevant Going Concern Write-Down Date, the relevant Going Concern Write-Down Amount and the Current Principal Amount of the Securities on the relevant Going Concern Write-Down Date after giving effect to the relevant Going Concern Write-Down, in respect of all of the Securities. Any failure or delay by the Company to deliver such Going Concern Write-Down Notice shall not change or delay the effect of the occurrence of the Capital Ratio Event on the Going Concern Write-Down taking place on the Going Concern Write-Down Date under this Security, nor give Holders of the Securities any rights as a result of such failure or delay.

In the case of a Going Concern Write-Down of the Securities to one cent per $1,000 in Original Principal Amount, following the receipt of a Going Concern Write-Down Notice setting forth that the Current Principal Amount of the Securities will be reduced to one cent per $1,000 in Original Principal Amount by DTC, DTC will suspend all clearance and settlement of the Securities through DTC for the duration of the Suspension Period. After such suspension has commenced, holders of beneficial interests in the Securities will not be able to settle the transfer of any Securities through DTC, and any sale or other transfer of the Securities that a holder may have initiated prior to such suspension that is scheduled to settle after such suspension may be rejected by, and may not be settled within, DTC. Notwithstanding any delay in, or unavailability of procedures of, DTC reflecting the Going Concern Write-Down on its systems, the Going Concern Write-Down shall take place on the relevant Going Concern Write-Down Date.

A “Capital Ratio Event” will be deemed to have occurred when the Company’s Consolidated Common Equity Tier 1 Capital Ratio (as defined below), that the Company has reported or publicly announced, as applicable, in any of: (i) an annual consolidated financial condition report (renketsu kessan jokyo hyo) submitted by the Company to the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) or any other applicable laws and regulations then in effect) or any other relevant Japanese supervisory authority (including such report under the FIEA), (ii) an annual business report (jigyo hokokusho) submitted by the Company to the FSA or any other relevant Japanese supervisory authority (including such report under the FIEA), (iii) a report which describes the soundness of the Company’s management submitted by it to the FSA or any other relevant Japanese supervisory authority (including such report under the FIEA), (iv) a public announcement made by the Company in accordance with applicable Japanese law (including an announcement under the FIEA) or the rules of a relevant Japanese securities exchange, or (v) a report made by the Company to the FSA or any other relevant Japanese supervisory authority after consultation with the outside auditor of the Company following the results of an inspection of the FSA or any other relevant Japanese supervisory authority (including such report under the FIEA), has fallen below 5.125%; provided, however, that a Capital Ratio Event shall be deemed to have not occurred if prior to such report or public announcement, (a) the Company submits a plan to the FSA or any other competent regulatory authority, under which plan its Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of this Security, and (b) the FSA or any other competent regulatory authority approves such plan. In such case, the Company will endeavor, as soon as practicable after the Company reports or publicly announces, as applicable, its Consolidated Common Equity Tier 1 Capital Ratio, to deliver a written notice to the Holders of the Securities, the Trustee and the paying agent in accordance with the terms of the Indenture, confirming that a Capital Ratio Event shall be deemed to have not occurred. Any failure or delay by the Company to deliver such notice shall not change or delay the effect of the non-occurrence of the Capital Ratio Event on its payment obligations under this Security, nor give Holders of the Securities any rights as a result of such failure or delay.

“Consolidated Common Equity Tier 1 Capital Ratio” means, as of any date, the Company’s Common Equity Tier 1 risk-weighted capital ratio on a consolidated basis, as calculated in accordance with the applicable standards set forth in the Applicable Capital Adequacy Regulations (as defined below), and shall also include any successor or substitute term applicable pursuant to the Applicable Capital Adequacy Regulations, as of such date.

“Going Concern Write-Down Amount” means, on any Going Concern Write-Down Date, the amount by which the Current Principal Amount outstanding of the Securities per $1,000 in Original Principal Amount is to be reduced on such date, such amount being:

(i)

the product of the Total Going Concern Write-Down Amount (as defined below) and a ratio, the numerator of which is the Current Principal Amount outstanding of the Securities per $1,000 in Original Principal Amount, and the denominator of which is the aggregate amount of the Current Principal Amount outstanding of all of the Securities and the Current Principal Amount outstanding of any Going Concern Write Down Instruments (as defined below) (other than any Going Concern Full Write-Down Instrument (as defined below)) (rounding any amount less than a whole cent up to the nearest whole cent); or

(ii)

if the amount set forth in (i) is equal to or greater than the Current Principal Amount of the Securities per $1,000 in Original Principal Amount, then the amount necessary to reduce the Current Principal Amount of the Securities to one cent per $1,000 in Original Principal Amount.

“Total Going Concern Write-Down Amount” means the amount determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority that would be sufficient in order to restore its Consolidated Common Equity Tier 1 Capital Ratio above 5.125% by the Going Concern Write-Down of all or part of the Current Principal Amount outstanding of the Securities and the Write-Down or Conversion (as defined below) of the Current Principal Amount outstanding of any Going Concern Write-Down Instrument (other than any Going Concern Full Write-Down Instrument); provided, however, that any amount subject to the Write-Down or Conversion of the Current Principal Amount outstanding of any Going Concern Write-Down Instrument (the “Going Concern Full Write-Down Instrument”) that by its terms provides for the Write-Down or Conversion of such instrument in excess of the amount that would have been subject to the Write-Down or Conversion assuming such instrument contained terms substantially equivalent to the Going Concern Write-Down provisions applicable to the Securities as described herein shall be deducted from the Total Going Concern Write-Down Amount (and if the Total Going Concern Write-Down Amount becomes less than zero, the Total Going Concern Write-Down Amount shall be zero).

For the purposes of the calculation of the Going Concern Write-Down Amount, the Current Principal Amount outstanding of the Securities and the Current Principal Amount outstanding of any Going Concern Write-Down Instruments that are not denominated in Japanese yen shall initially be calculated in Japanese yen, and the Going Concern Write-Down Amount shall be initially calculated in Japanese yen and converted into U.S. dollars, each in a manner that the Company deems appropriate.

“Going Concern Write-Down Instrument” means Additional Tier 1 Liabilities and at any time instruments qualifying as Additional Tier 1 Capital under the Applicable Capital Adequacy Regulations that by their terms provide for the Write-Down or Conversion of such instruments (other than the Securities and Additional Tier 1 Liabilities) (including any such instruments issued or created by any Special Purpose Company).

“Write-Down or Conversion” means, with respect to any Going Concern Write-Down Instrument, the write-down or, if applicable, conversion to shares of common stock of all or part of the Current Principal Amount outstanding of such Going Concern Write-Down Instrument (including an acquisition by a holder of such Going Concern Write-Down Instruments of shares of common stock in exchange for all or part of such Going Concern Write-Down Instruments pursuant to the Companies Act).

“Going Concern Write-Down Date” means the date that is determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than twenty Business Days following the date of the relevant Going Concern Write-Down Notice.

Each Holder of Securities, by its subscribing for, purchasing or otherwise acquiring the Security thereof, shall thereby agree that if any payment is made to its Securities with respect to a payment obligation that was subject to a Going Concern Write-Down as described above, then the payment of such amount shall be deemed null and void, and such Holder or the Trustee or paying agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of such payment within ten days after receiving notice of such null and void payment, and shall also thereby agree that any liabilities of the Company to such Holder in respect of this Security which was subject to the Going Concern Write-Down as described above shall not be set off against any liabilities of such Holder owed to the Company.

Write-Up upon a Return to Financial Health

Subject to the Applicable Capital Adequacy Regulations and other applicable laws and regulations, upon occurrence of a Write-Up Event (as defined below), the Company may elect to cause the Current Principal Amount of the outstanding Securities that have been subject to one or more Going Concern Write-Downs to be increased by the relevant Write-Up Amount (as defined below) on a Write-Up Date (as defined below), by reinstating an amount of principal that was previously subject to a Going Concern Write-Down by the relevant Write-Up Amount on such Write-Up Date. Each such reinstatement is referred to as a “Write-Up.”

Upon a Write-Up, claims of Holders of the Securities with respect to payments of principal of the Securities that were previously waived upon the occurrence of a Going Concern Write-Down, and the Company’s obligations to pay the principal of the Securities that was previously discharged and released upon the occurrence of a Going Concern Write-Down, shall be reinstated, and such waiver, discharge and release previously given or granted shall be of no further effect, to the extent of the relevant Write-Up Amount, without any retroactive effect, on the relevant Write-Up Date.

The Securities may be subject to one or more Write-Ups, but in no event shall the Current Principal Amount of such Securities, after giving effect to any Write-Up, exceed the Original Principal Amount of such Securities.

A “Write-Up Event” shall be deemed to occur when the Company determines, in its sole discretion and in accordance with the Applicable Capital Adequacy Regulations and other applicable laws and regulations, to reinstate an amount of principal that was previously subject to a Going Concern Write-Down after the Company obtains prior confirmation from the FSA or any other relevant Japanese supervisory authority that its Consolidated Common Equity Tier 1 Capital Ratio will remain at a sufficiently high level after giving effect to the relevant Write-Up of the Securities (together with the write-up of any Write-Up Instruments (as defined below)).

“Write-Up Amount” means the product of the total amount determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority by which the Current Principal Amount outstanding of all of the Securities and the Current Principal Amount outstanding of any Write-Up Instruments is to be increased and a ratio, the numerator of which is $1,000 in the Original Principal Amount of the Securities minus the Current Principal Amount outstanding of the Securities per $1,000 in Original Principal Amount, and the denominator of which is the aggregate amount of (i) the Original Principal Amount of the Securities minus the Current Principal Amount outstanding of the Securities and (ii) the Original Principal Amount of any Write-Up Instruments minus the Current Principal Amount outstanding of any Write-Up Instruments (rounding any amount less than a whole cent down to the nearest whole cent).

For the purposes of the calculation of the Write-Up Amount, the Original Principal Amount and the Current Principal Amount outstanding of the Securities and the Original Principal Amount and the Current Principal Amount outstanding of any Write-Up Instruments that are not denominated in Japanese yen shall initially be calculated in Japanese yen, and the Write-Up Amount shall be initially calculated in Japanese yen and converted into U.S. dollars, each in a manner that the Company deems appropriate.

“Write-Up Instrument” means any Going Concern Write-Down Instrument that includes provisions permitting the reinstatement of previously written-down principal amounts substantially similar to those applicable to the Securities.

“Write-Up Date” means the date that is determined by the Company in its sole discretion after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than twenty Business Days following the date of the relevant Write-Up Notice (as defined below).

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, no Write-Up Event shall occur (i) after any date fixed for the redemption, (ii) after a Liquidation Claim becomes due and payable pursuant to the subordination provisions as provided in Article 12 of the Indenture, or (iii) after an occurrence of a Non-Viability Event or a Bankruptcy Event.

The Company shall endeavor, as soon as practicable after the occurrence of a Write-Up Event, to deliver a written notice (a “Write-Up Notice”), to the Holders of the Securities, the Trustee and the paying agent in accordance with the terms of the Indenture, confirming, among other things, its determination to effect a Write-Up, the relevant Write-Up Date, the relevant Write-Up Amount and the Current Principal Amount of the Securities on the relevant Write-Up Date after giving effect to the relevant Write-Up, in respect of all of the Securities.

Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Non-Viability Event until the Write-Down and Cancellation Date, no principal of, interest on, or other amount under, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to principal, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Non-Viability Event and remain unpaid) shall thereafter become due, and the Company’s obligations with respect to the payment of any such amounts and any claims therefor (other than with respect to principal, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Non-Viability Event and remain unpaid) will be suspended from the occurrence of the Non-Viability Event until the Write-Down and Cancellation Date.

On the Write-Down and Cancellation Date:

(i)

principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any) will be permanently written down to zero, the Company shall be discharged and released from any and all of its obligations to pay principal of, interest on and any other amount under the Securities (including Additional Amounts with respect thereto, if any), and the Securities will be cancelled, in each case other than principal amount, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Non-Viability Event and remain unpaid;

(ii)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or principal of the Securities and (B) any Additional Amounts, in each case, if and only to the extent that such interest, principal or Additional Amounts, as applicable, has become due and payable to the Holders of the Securities on or before the date of the occurrence of the Non-Viability Event and remain unpaid; and

(iii)

the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company, the Trustee or any agent with respect to, and cannot instruct the Trustee to enforce, payment of principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any), except as described in paragraph (ii) above.

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Bankruptcy Event, no principal of, interest on, or other amount under, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to principal, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Bankruptcy Event and remain unpaid) shall thereafter become due, and immediately upon such occurrence:

(i)

principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any) will be permanently written down to zero, the Company shall be discharged and released from any and all of its obligations to pay principal of, interest on and any other amount under the Securities (including Additional Amounts with respect thereto, if any), and the Securities will be cancelled, in each case other than principal amount, interest and any Additional Amounts that have become due and payable on or before the date of the occurrence of the Bankruptcy Event and remain unpaid;

(ii)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or principal of the Securities and (B) any Additional Amounts, in each case, if and only to the extent that such interest, principal or Additional Amounts, as applicable, has become due and payable to the Holders of such Securities on or before the date of the occurrence of the Bankruptcy Event and remain unpaid; and

(iii)

the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company, the Trustee or any agent with respect to, and cannot instruct the Trustee to enforce, payment of principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any), except as described in paragraph (ii) above.

The events described in paragraphs (i) through (iii) in the above two paragraphs are referred to as a “Write-Down and Cancellation.”

Except for claims with respect to payments of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable on or before the date of the occurrence of the Non-Viability Event or Bankruptcy Event and remain unpaid, as the case may be and as described above, upon the occurrence of a Non-Viability Event or Bankruptcy Event, (a) the Holders of the Securities shall have no rights whatsoever under the Indenture or this Security to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity and/or security provided by any Holder in such instruction or related to such instruction, any instruction previously given to the Trustee by any Holder shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and each Holder of the Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder will be entitled to make any claim in any bankruptcy, insolvency, civil rehabilitation, corporate reorganization or liquidation proceedings involving the Company or have any ability to initiate or participate in any such proceedings or do so through a representative.

“Bankruptcy Event” means any of the following events:

(a)	a competent court in Japan shall have commenced bankruptcy proceedings with respect to the Company pursuant to the provisions of the Bankruptcy Act or any successor legislation thereto;

(b)

a competent court in Japan shall have commenced corporate reorganization proceedings with respect to the Company pursuant to the provisions of the Corporate Reorganization Act or any successor legislation thereto;

(c)

a competent court in Japan shall have commenced civil rehabilitation proceedings with respect to the Company pursuant to the provisions of the Civil Rehabilitation Act or any successor legislation thereto;

(d)	a special liquidation proceeding (tokubetsu seisan) shall have commenced by or with respect to the Company under the Companies Act; or

(e)

the Company shall have become subject to bankruptcy, corporation reorganization, civil rehabilitation, special liquidation or other equivalent proceeding pursuant to any applicable law of any jurisdiction other than Japan.

A “Non-Viability Event” will be deemed to have occurred at the time that the Prime Minister of Japan confirms (nintei) that any measures (tokutei dai nigō sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (or any successor provision thereto) need to be applied to the Company.

“Write-Down and Cancellation Date” means, upon the occurrence of a Non-Viability Event, the date that shall be determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than ten Business Days following the date of the Write-Down and Cancellation Notice.

The Company shall endeavor, as soon as practicable after the occurrence of a Non-Viability Event or a Bankruptcy Event, to deliver a written notice (a “Write-Down and Cancellation Notice”) to the Holders of the Securities, the Trustee and the paying agent in accordance with the terms of the Indenture, confirming, among other things, the occurrence of such Non-Viability Event or Bankruptcy Event and the Write-Down and Cancellation Date or the date of occurrence of the Bankruptcy Event, as applicable. Any failure or delay by the Company to provide a Write-Down and Cancellation Notice upon the occurrence of a Non-Viability Event or Bankruptcy Event shall not change or delay the effect of the occurrence of such Non-Viability Event or Bankruptcy Event on the Write-Down and Cancellation taking place on the Write-Down and Cancellation Date or upon the occurrence of the Bankruptcy Event, as applicable, under the Securities, nor give Holders of the Securities any rights as a result of such failure or delay.

Following the receipt of a Write-Down and Cancellation Notice by DTC, DTC will suspend all clearance and settlement of the Securities through DTC. After such suspension has commenced, holders of beneficial interests in the Securities will not be able to settle the transfer of any Securities through DTC, and any sale or other transfer of the Securities that a holder may have initiated prior to such suspension that is scheduled to settle after such suspension may be rejected by, and may not be settled within, DTC. Notwithstanding any delay in, or unavailability of procedures of, DTC reflecting the Write-Down and Cancellation on its systems, the Write-Down and Cancellation shall take place on the relevant Write-Down and Cancellation Date or upon the occurrence of the Bankruptcy Event, as applicable.

Each Holder of the Securities, by its subscribing for, purchasing or otherwise acquiring the Security thereof, shall thereby agree that if any payment is made to its Securities with respect to a payment obligation that did not become due and payable on or before the date of the occurrence of a Non-Viability Event or Bankruptcy Event, as the case may be, then the payment of such amount shall be deemed null and void and such Holder or the Trustee or paying agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of such payment within ten days after receiving notice of such null and void payment, and shall also thereby agree that any liabilities of the Company to such Holder in respect of the Securities which was subject to the Write-Down and Cancellation as described above shall not be set off against any liabilities of such Holder owed to the Company.

Cancellation of Interest Payments

Optional Cancellation of Interest Payments

If the Company determines that it is necessary to cancel payment of the interest on this Security at any time and in its sole discretion, the Company may cancel payment of all or part of the interest accrued on this Security on an interest payment date. The Company may cancel any payment of all or part of interest pursuant to the foregoing, even if no cancellation of interest is required or the amount so cancelled exceeds the amount the Company is required to cancel due to the Interest Payable Amount Limitation, as provided in Section 3.11 of the Indenture.

If the Company determines not to make an interest payment (or if the Company determines to make a payment of a portion, but not all, of such interest payment) on any interest payment date, such non-payment will be deemed to be an effective cancellation of such interest payment (or the portion of such interest payment not paid) without any further action being taken or any other condition being satisfied. Interest that is deemed cancelled will not be due and shall not accumulate or be payable at any time thereafter.

If the Company determines to cancel an interest payment on this Security (in whole or in part) in its sole discretion (and not pursuant to applicable laws or orders or administrative actions of the FSA or any other relevant Japanese supervisory authority, including an order of the FSA to submit and carry out a capital distribution constraints plan) on an interest payment date under the terms set forth in Section 3.10 of the Indenture, (i) until such time as the Company has determined to make an interest payment or cancel an interest payment (in whole or in part) on this Security as it becomes due and payable on the immediately following interest payment date or if earlier, such time that all of the Securities in this series have been redeemed or repurchased and cancelled in accordance with the terms set forth in the Indenture, the Company shall procure that its board of directors shall not resolve, or present its own proposal at a general meeting of shareholders, to (x) make a payment of a cash dividend on shares of the Company’s common stock or other classes of its shares qualifying as the Company’s Additional Tier 1 Capital (excluding Additional Tier 1 Senior Dividend Preferred Shares (as defined below)) or (y) make a payment of a cash dividend on the Additional Tier 1 Senior Dividend Preferred Shares in excess of the product of one-half of the amount of the preferred cash dividend on such Additional Tier 1 Senior Dividend Preferred Shares and a ratio, the numerator of which is the portion of the amount of interest determined by the Company to be paid on this Security on such interest payment date, and the denominator of which is the full amount of interest which should have been paid on this Security on such interest payment date (for the purposes of the calculation of the full amount of interest which should have been paid on this Security, the amount of interest shall be calculated without application of the mandatory interest cancellation provisions, as provided in Section 3.11 of the Indenture, even in the case where such provisions are applied) to the Company’s shareholders, and (ii) the Company shall procure that the proportion of the amount that the Company cancels in respect of interest or dividends on or in respect of any Additional Tier 1 Liabilities (as defined below) that are due and payable on the same date as such interest payment date to the full amount of such interest or dividends which should have been paid before cancellation on such date be at least equal to the proportion of the amount that the Company cancels in respect of the interest on the Securities on such interest payment date to the full amount of such interest on the Securities which should have been paid before cancellation on such interest payment date.

For the purposes of the determination of the proportion of the cancellation of interest or dividends on any Additional Tier 1 Liabilities, interest or dividends on or in respect of any Additional Tier 1 Liabilities shall be deemed to be due and payable on the same date as the applicable interest payment date in relation to this Security, notwithstanding the effect of any adjustments resulting from the business day conventions applicable to the Securities and those applicable to such Additional Tier 1 Liabilities.

“Additional Tier 1 Senior Dividend Preferred Shares” means the Company’s preferred shares ranked at the relevant time most senior in priority of payment as to dividends and qualifying as our Additional Tier 1 Capital under the Applicable Capital Adequacy Regulations.

“Additional Tier 1 Liabilities” means at any time instruments qualifying as the Company’s Additional Tier 1 Capital (other than the Securities) that are issued directly by the Company and are treated as liabilities under the Applicable Capital Adequacy Regulations (excluding any instruments issued or created by any consolidated subsidiary of the Company incorporated solely for the purposes of raising the Company’s regulatory capital (a “Special Purpose Company”) and qualifying as the Company’s Additional Tier 1 Capital).

“Additional Tier 1 Capital” means any and all items constituting Additional Tier 1 Capital (for the avoidance of doubt, excluding then applicable regulatory adjustments) under the Applicable Capital Adequacy Regulations and shall also include any successor or substitute term applicable pursuant to the Applicable Capital Adequacy Regulations.

“Applicable Capital Adequacy Regulations” means the FIEA, and any orders, rules, regulations, ordinances, regulatory notices, guidelines and policies thereunder applicable at any time as the context may require under the Indenture, including, without limitation, the FSA’s “Establishment of standards on sufficiency of capital stock of a final designated parent company and its subsidiary entities, etc. compared to the assets held thereby” (2010 FSA Regulatory Notice No. 130, as amended) prescribing the capital adequacy regulations on a consolidated basis applicable to final designated parent companies (saishu shitei oyagaisha), including the Company.

Mandatory Cancellation of Interest Payments due to Interest Payable Amount Limitation

In addition to the Company’s ability to cancel interest payments in its sole discretion, as provided in Section 3.10 of the Indenture, interest payments on this Security will be subject to a limitation based on the Interest Payable Amount (as defined below) (such limitation being referred to as the “Interest Payable Amount Limitation”) and, as a result, the Company will be prohibited from paying, and shall cancel, all or part of the interest on this Security on an interest payment date (including Additional Amounts with respect thereto, if any), if, and to the extent that, the interest payable on this Security on such interest payment date (including Additional Amounts with respect thereto, if any) exceeds the Interest Payable Amount.

“Interest Payable Amount” means, in respect of any interest payment date, the product of the Adjusted Distributable Amounts (as defined below) on such interest payment date and a ratio, the numerator of which is the amount of interest (including Additional Amounts with respect thereto, if any) that should have been paid on the Securities on such interest payment date, and the denominator of which is the aggregate amount of interest (including Additional Amounts with respect thereto, if any) that should have been paid on the Securities on such interest payment date and dividends or interest (including any amounts with respect thereto substantially similar to Additional Amounts, if any) that should have been paid in respect of any Senior Dividend Preferred Shares (as defined below) and any Parity Securities (as defined below) on the same date as such interest payment date (rounding any amount less than a whole cent down to the nearest whole cent).

“Senior Dividend Preferred Shares” means the Company’s preferred shares ranked at the relevant time most senior in priority of payment as to dividends.

“Parity Securities” means the Company’s liabilities that are subject to substantially the same terms in respect of rights of interest payments as the terms of the Securities as provided in Sections 3.10 and 3.11 of the Indenture, (excluding the Securities and any liabilities owed to any Special Purpose Company), and any instruments qualifying as the Company’s regulatory capital issued by any Special Purpose Company that is subject to substantially the same terms in respect of rights of dividends or interest payments as the terms of the Securities as provided in Sections 3.10 and 3.11 of the Indenture.

“Adjusted Distributable Amounts” means, in respect of any date, the distributable amounts (bunpai kano gaku) of the Company on such date as calculated in accordance with the Companies Act, after deducting the sum of any dividend or interest (including Additional Amounts with respect thereto, or any amounts with respect thereto substantially similar to Additional Amounts, as applicable, if any) that has been paid in respect of the Securities, any Parity Securities and any Junior Securities (as defined below) from the beginning of the Company’s fiscal year in which such date falls until the date immediately preceding such date.

“Junior Securities” means the Company’s liabilities ranking in right of interest payments effectively junior to the Securities in respect of either of the terms as provided in Sections 3.10 and 3.11 of the Indenture, (excluding any liabilities owed to any Special Purpose Company), and any instruments qualifying as the Company’s regulatory capital issued by any Special Purpose Company ranking in right of dividend or interest payments effectively junior to the Securities in respect of either of the terms as provided in Sections 3.10 and 3.11 of the Indenture.

For the purposes of the calculation of the Interest Payable Amounts or the Adjusted Distributable Amounts, any dividend or interest (including Additional Amounts with respect thereto, or any amounts with respect thereto substantially similar to Additional Amounts, as applicable, if any) shall be deemed to be paid in respect of the Securities, any Senior Dividend Preferred Shares, any Parity Securities and any Junior Securities on the date without any adjustments resulting from the methods of determining the business days in relation to the Securities and the business days in relation to any Senior Dividend Preferred Shares, Parity Securities and Junior Securities.

For the purposes of the calculation of the Interest Payable Amounts or the Adjusted Distributable Amounts, the amounts of interest or dividends (including Additional Amounts with respect thereto, or any amounts with respect thereto substantially similar to Additional Amounts, as applicable, if any) in respect of the Securities, any Senior Dividend Preferred Shares, Parity Securities and Junior Securities that are not denominated in Japanese yen shall be calculated in Japanese yen, and the Interest Payable Amounts and the amount of interest (including Additional Amounts with respect thereto, if any) on the Securities that is required to be cancelled on such interest payment date shall be initially calculated in Japanese yen and converted into U.S. dollars, each in a manner that the Company deems appropriate.

Effect of Cancellation of Interest Payment

Interest payments are non-cumulative, and any interest amount (including Additional Amounts with respect thereto, if any), the payment of which is cancelled (in whole or in part) either in the Company’s discretion or because such cancellation is mandatory due to the Interest Payable Amount Limitation, will be deemed not to have accrued and will not be due and payable at any time thereafter, and the Company shall be discharged and released from any and all of its obligations to pay such cancelled interest (and Additional Amounts with respect thereto, if any) on the Securities. Non-payment of such cancelled interest (or Additional Amounts with respect thereto, if any) shall not constitute a breach, a default, an event of default or an event of acceleration under the terms of the Securities or the Indenture. Accordingly, Holders of the Securities will not have any claim therefor, whether or not interest is paid in respect of any other period.

Each Holder of Securities, by its subscribing for, purchasing or otherwise acquiring such Securities, shall thereby agree that if any payment of interest in respect of the Securities all or part of which should have not been paid to such Holder upon the proper application of the optional or mandatory interest payment cancellation provisions is made to such Holder, such payment shall be deemed null and void, and such Holder or the Trustee or paying agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of the payment promptly and in any event within ten days of receiving notice of the payment, and shall also thereby agree that the Company’s liabilities to such Holder in respect of interest on the Securities which was cancelled under the optional or mandatory interest payment cancellation provisions shall not be set off against any liabilities of such Holder owed to the Company.

Cessation of Accrual of Interest

Notwithstanding anything to the contrary contained in the terms of the Securities, no interest shall accrue on the Securities (i) during the period when the Current Principal Amount (as defined below) of the Securities is one cent per $1,000 in Original Principal Amount (as defined below), (ii) after the date fixed for redemption, or (iii) during any period where a Liquidation Event occurs and continues.

“Current Principal Amount” means at any time:

(i)

with respect to the Securities outstanding, the then outstanding principal amount of such Securities, being the Original Principal Amount of such Securities at issuance, as such amount may be reduced on one or more occasions pursuant to a Going Concern Write-Down and/or reinstated on one or more occasions following a Write-Up, as the case may be, in accordance with the terms of the Securities and the Indenture; or

(ii)

with respect to any other liabilities or obligations, the then outstanding principal amount of such liability or obligation, as calculated in accordance with its terms and conditions, including the application of write-down or write-up provisions, if any.

The term “principal” of the perpetual subordinated debt securities shall mean, as the context requires, the Current Principal Amount of the Securities at any relevant time and, where such term is used in relation to any payment, the principal if, when and to the extent due and payable under the Indenture and the Securities of any applicable series.

“Original Principal Amount” means, with respect to the Securities and any other liabilities or obligations, the principal amount of such Securities or other liability or obligation on the date such Securities or other liability or obligation was issued or created.

Optional Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under the FIEA of any other applicable laws and regulations then in effect), be redeemed, at the option of the Company, in whole, but not in part, on each Reset Date, on not less than 25 nor more than 60 days’ prior notice (in any manner permitted or required by DTC, Euroclear or Clearstream, as applicable) to the Holders and to the Trustee, at a redemption price equal to 100% of the Original Principal Amount of the Securities (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any); provided, however, that the Company shall not have such option to redeem this Security, as described herein, if the Current Principal Amount of this Security has been subject to one or more Going Concern Write-Downs and such written down amount has not be reinstated in full on the date fixed for redemption.

Call Option

In addition to the foregoing, to the extent that the Securities have not been subject to a Write-Down and Cancellation, subject to prior confirmation of the FSA (if such confirmation is required under the Applicable Capital Adequacy Regulations), the Company may, at its option (subject to the conditions described in Article 11 of the Indenture), having given not less than 25 days and not more than 60 days’ prior written notice to the Trustee, redeem the Securities then outstanding, in whole, but not in part, on the relevant Call Date(s) (as defined below) at a redemption price equal to 100% of the Original Principal Amount of the Securities, together with accrued but unpaid interest through but not including the date fixed for redemption.

“Call Date” means any date in the six-month period preceding (and including) each Reset Date.

Optional Tax Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under the FIEA or any other applicable laws and regulations then in effect), be redeemed at the option of the Company, in whole, but not in part, at any time, on not less than 25 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the Current Principal Amount of the Securities on the date fixed for redemption (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines prior to giving notice of redemption that, as a result of any change in or amendment to the laws or treaties (or any regulations or rulings promulgated thereunder) of Japan or any political subdivision or authority thereof or therein having power to tax, or any change in official position regarding the application or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent, (i) the Company is or on the next interest payment date would be required to pay Additional Amounts or (ii) any interest on the Securities ceases to be treated as being a deductible expense for the purpose of the Company’s corporate tax (and in each case of (i) or (ii) above, such event cannot be avoided by the Company taking reasonable measures available to it).

Prior to giving notice of a tax redemption, the Company will deliver to the Trustee (x) a certificate signed by a duly authorized officer stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem have occurred, and (y) an opinion of legal counsel or a tax advisor of recognized standing to the effect that the circumstances referred to above in (i) or (ii) exist.

Optional Regulatory Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under the FIEA or any other applicable laws and regulations then in effect), be redeemed at the option of the Company, in whole, but not in part, at any time, on not less than 25 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the Current Principal Amount of the Securities on the date fixed for redemption (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines after consultation with the FSA or any other relevant Japanese supervisory authorities, that there is more than an insubstantial risk that the Securities may not be partially or fully included in the Company’s Additional Tier 1 Capital under the applicable standards set forth in the Applicable Capital Adequacy Regulations.

Prior to making any notice of redemption of the Securities pursuant to the foregoing, the Company will deliver to the Trustee a certificate signed by a duly authorized officer stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have occurred.

No Events of Default or Rights of Acceleration

Non-payment of principal of or interest on this Security (including Additional Amounts with respect thereto, if any) or breach of covenants in the Indenture or this Security or any other event shall not constitute an event of default or an event of acceleration under the Indenture or this Security or give rise to any right of the Holders or the Trustee to declare the principal of or interest on this Security to be due and payable or accelerate any payment of such principal or interest, and there are no events of default or circumstances in respect of this Security that entitle the Holders of Securities or the Trustee to require that this Security become immediately due and payable.

Upon the occurrence and continuation of a Liquidation Event, Holders of the Securities shall have a Liquidation Claim, payment of which is subject to the subordination provisions as provided in Article 12 of the Indenture.

Additional Amounts

All payments of principal (and premium, if any) or interest in respect of the Securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan or any political subdivision or authority thereof or therein having power to tax (“Japanese Taxes”), unless such withholding or deduction of such Japanese Taxes is required by law. In that event with respect to this Security, the Company shall pay to the Securityholder such additional amounts (“Additional Amounts”) as will result in the receipt by or on behalf of the Holders or beneficial owners of this Security such amounts as would have been received by them had no such withholding or deduction been required, provided that, no Additional Amounts shall be payable with respect to this Security:

(a)  to, or to a third party on behalf of, a Securityholder or beneficial owner of this Security who is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Japanese Taxes in respect of this Security by reason of its (1) having some connection with Japan other than the mere holding of this Security, or (2) being a person having a special relationship with the Company as described in Article 6, paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (the “Special Taxation Measures Act”) (a “Specially-Related Person of the Company”); or

(b)  to, or to a third party on behalf of, a Securityholder or beneficial owner of this Security (A) who would otherwise be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the paying agent to whom this Security is presented (where presentation is required), or (B) whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant Clearing Organization to such paying agent; or

(c)  to, or to a third party on behalf of, a Securityholder or beneficial owner of this Security who is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) which complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) the relevant paying agent of its status as not being subject to Japanese Taxes to be withheld or deducted by the Company, by reason of such individual resident of Japan or Japanese corporation receiving interest on the relevant Security through a payment handling agent in Japan appointed by it); or

(d)  where this Security is presented for payment (where presentation is required) more than 30 days after the date on which such payment first becomes due or after the date on which the full amount payable is duly provided for, whichever occurs later, except to the extent that the Holder of this Security would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period; or

(e)  any combination of (a) through (d) above;

nor shall Additional Amounts be paid with respect to any payment on this Security to or on behalf of a Securityholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Japan to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who, in each case, would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Securityholder. The obligation to pay Additional Amounts with respect to any taxes, duties, assessments or governmental charges shall not apply to (i) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment or governmental charge or (ii) any tax, duty, assessment or governmental charge which is payable otherwise than by deduction or withholding from payments of principal of (and premium, if any) or interest on this Security. References to principal (and premium, if any) and interest in respect of this Security will be deemed to include any Additional Amounts due which may be payable in respect of the principal (or premium, if any) or interest.

Where this Security is held through a participant of a Clearing Organization or a financial intermediary, in each case, as prescribed by the Special Taxation Measures Act (each, a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of this Security is (1) an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Person of the Company) or (2) a Japanese financial institution or financial instruments business operator falling under certain categories prescribed by the cabinet order under Article 6, paragraph 11 of the Special Taxation Measures Act (a “Designated Financial Institution”), such beneficial owner of this Security shall, at the time of entrusting a Participant with the custody of this Security, provide certain information prescribed by the Special Taxation Measures Act and the cabinet order and other regulations thereunder to enable the Participant to establish that such beneficial owner of this Security is exempted from the requirement for Japanese Taxes to be withheld or deducted (the “Interest Recipient Information”) and advise the Participant if the beneficial owner of this Security ceases to be so exempted (including where the beneficial owner of this Security who is an individual non-resident of Japan or a non-Japanese corporation becomes a Specially-Related Person of the Company).

Where this Security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of this Security is (i) an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Person of the Company) or (ii) a Designated Financial Institution, such beneficial owner of this Security shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in a form obtainable from the paying agent stating, inter alia, the name and address of the beneficial owner of this Security, the title of this Security, the relevant Interest Payment Date, the amount of interest and the fact that the beneficial owner of this Security is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code, the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

If there is any withholding or deduction for or on account of Japanese Taxes with respect to payments on this Security, the Company will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of such Japanese Taxes from the Japanese taxing authority imposing such Japanese Taxes, and if certified copies are not available, the Company will use reasonable efforts to obtain other evidence of payment satisfactory to the Trustee. The Trustee shall make such certified copies or other evidence available to the Holders or the beneficial owners of this Security upon reasonable request to the Trustee.

The Company will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the Indenture or any indenture supplemental thereto, or as a consequence of the initial issuance, execution, delivery, registration or enforcement of the Securities.

Other

Notwithstanding anything to the contrary in the Indenture or this Security, each Securityholder and the Trustee acknowledge, accept, consent and agree, for a period of 30 days from and including the date upon which the Prime Minister of Japan confirms that specified item 2 measures (tokutei dai nigō sochi), which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended, the “Deposit Insurance Act”) (or any successor provision thereto), need to be applied to the Company, not to initiate any action to attach any of the assets of the Company, the attachment of which has been prohibited by designation of the Prime Minister of Japan pursuant to Article 126-16 of the Deposit Insurance Act (or any successor provision thereto).

Subject to applicable law, each Securityholder agrees, by the acceptance of any interest in this Security, that, if (a) the Company shall institute proceedings seeking adjudication of its bankruptcy or seeking reorganization under the Bankruptcy Act, the Civil Rehabilitation Act, the Corporate Reorganization Act, the Companies Act or any other similar applicable law of Japan, and as long as such proceedings shall have continued, or a decree or order by any court having jurisdiction shall have been issued adjudging the Company bankrupt or insolvent or approving a petition seeking reorganization under any such laws, and as long as such decree or order shall have continued undischarged or unstayed, or (b) the liabilities of the Company exceed, or may exceed, the Company’s assets, or the Company suspends, or may suspend, repayment of its obligations, the Securityholder will not, and waives its right to, exercise, claim or plead any right of set off, compensation or retention in respect of any amount owed to such Securityholder by the Company arising under, or in connection with, this Security or the Indenture.

The Company shall, as soon as practicable after the Prime Minister of Japan has confirmed that specified item 2 measures (tokutei dai nigō sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (or any successor provision thereto) need to be applied to the Company, deliver a written notice of such event to the Trustee and the Securityholders through DTC. Any failure or delay by the Company to provide such written notice shall not change or delay the effect of the acknowledgement, acceptance, consent and agreement of the Securityholders described in the preceding paragraph or of the Trustee described in Section 4.04 of the Indenture.

Notwithstanding certain requirements under the Indenture relating to the Company’s ability to merge or consolidate with or merge into, or sell, assign, transfer, lease or convey all or substantially all of the Company’s properties or assets to any person or persons, each Securityholder and the Trustee acknowledge, accept, consent and agree to any transfer of the Company’s assets (including shares of the Company’s subsidiaries) or liabilities, or any portions thereof, with permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), including any such transfer made pursuant to the authority of the Deposit Insurance Corporation to represent and manage and dispose of the Company’s assets under Article 126-5 of the Deposit Insurance Act (or any successor provision thereto), and that any such transfer shall not constitute a sale, assignment, transfer, lease or conveyance of the Company’s properties or assets for the purpose of Article 8 of the Indenture.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this Registered Global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company will treat the registered Holder of this Security as the owner of that Security for all purposes, except as described above.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as a class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

The Company has initially appointed Citibank, N.A., London Branch, as paying agent, transfer agent, registrar and authenticating agent with respect to the Securities.

PAYING AGENT, TRANSFER AGENT, REGISTRAR AND AUTHENTICATING AGENT

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Fax: +353 1622 2210 / +353 1622 2212